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                                                                   Exhibit 10(b)



AMENDMENT OF THE SANTA FE PACIFIC
CORPORATION SUPPLEMENTAL RETIREMENT PLAN

     The Santa Fe Pacific Corporation Supplemental Retirement Plan (the "Supplemental Plan") was amended by the Board of Directors of the SFP so that, effective as of January 1, 1994, the Supplemental Plan was amended:

     1.  By deleting Paragraph 1(b) and inserting the following in its stead:

         (b)  . . . those benefits thereunder would be limited as a result of
              Section 2.09 of the Plan.

     2.  By deleting Paragraph 2(a) and inserting the following in its stead:

         (a) by calculating the amount of the monthly benefit to which the participant, surviving spouse, or contingent annuitant would be entitled under the Plan without regard to the limitation set forth in Section 14.01 of the Plan and without regard to the limitation on Compensation set forth in Section 2.09 of the Plan.

     3. By deleting the words ". . . combined with the benefit payable under the SFP Corporation Supplemental Executive Retirement Plan" where it appears in Paragraph 5.